Exhibit 4.13

ADial Pharmaceuticals, LLC

Option Agreement

Recipient:	___________________ (“Recipient”)
Option for:	______________ Class A Units (the “Units”)
Exercise Price:	$___________________ per Unit (the “Exercise Price”)
Effective Date:	___________________ (the “Effective Date”)
Expiration Date:	___________________ (the “Expiration Date”)

THIS OPTION AGREEMENT (this “Agreement”) is made and entered into effective as the Effective Date by and between ADial Pharmaceuticals, LLC, a limited liability company organized under the laws of the Commonwealth of Virginia (the “Company”), and Recipient.

All capitalized terms used herein shall have the same meaning that they have in the Company’s Second Amended and Restated Operating Agreement dated February 3, 2014 (the “Operating Agreement”), unless otherwise indicated or unless the context otherwise requires. As used herein, the terms “employ”, “employed”, “employment” refer to and mean the obligation to provide services to the Company or the holding of office in the Company as a director, officer, employee or consultant, as applicable. For clarity, if Recipient is a non-employee director, a non-employee officer or a consultant, use of these terms herein does not confer or imply an employee relationship between the Company and Recipient as that term is used in the context of labor applications.

WITNESSETH:

WHEREAS the Company desires to give its directors, officers, employees and consultants an added incentive to promote the growth of the Company through the participation in the equity of the Company;

WHEREAS, the Company desires to grant to Recipient an option to purchase the Units, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements and covenants hereinafter set forth and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       GRANT OF OPTION. Subject to the terms and conditions of this Agreement, including the vesting provisions of Section 3 below, the Company hereby grants to Recipient the right and option (the “Option”) to purchase the Units, subject to the terms herein, including, without limitation, the vesting provisions set forth in Section 3 herein.

The Units which are subject to the Option are sometimes referred to herein as the “Option Units.”

2.       OPTION.

(a)       Option Price. The price to purchase each Option Unit shall be the Exercise Price.

(b)       Exercise of Option. Subject to subparagraph (f) hereof, Recipient may exercise this Option with respect to all or any portion of his vested Option Units at any time prior to the Expiration Date.

(c)       Manner of Exercise. This Option may be exercised by delivering written notice of exercise in the form of the Exercise Letter, a form of which is at Exhibit A, paying the purchase price set forth herein, and by delivering a completed Member Signature Page, a form of which is attached as Exhibit B, binding Recipient into the Operating Agreement to the Chief Executive Officer of the Company, in person, or by mail, postage prepaid, addressed to the attention of the Chief Executive Officer at the location at which the Company then maintains its principal office, and if so mailed, the date of mailing will be considered the date of exercise.

(d)       Person Who May Exercise Option. During the lifetime of Recipient, this Option shall be exercisable only by Recipient, or if Recipient is disabled, by his duly appointed guardian or legal representative.

(e)       Operating Agreement. In accordance with the Company’s Operating Agreement, all Units of the Company are subject to certain restrictions. Upon the exercise of an Option, Recipient (or his or her guardian, legal representative or personal representative, as applicable) agrees to execute and be bound by the terms and conditions of such Operating Agreement, as a precondition of being issued any Units.

(f)       Termination of Option. Notwithstanding any other provisions to the contrary, this Option, to the extent that it has not previously been exercised or that Recipient’s employment has been terminated for any reason, including termination by resignation or by reason of death or disability, prior to vesting (which will terminate this Option), will terminate upon the Expiration Date hereof.

3.       VESTING. The Option granted hereunder will vest as follows: while Recipient is employed by that Company, 1/6th will vest on the first day of the month that begins on or after the date 6 months after the Effective Date (the “Initial Vesting Date”), and, thereafter 1/36th will vest monthly on the first day of each month following the Initial Vesting Date for 30 months in equal 1/36th increments so that the Option will be fully vested on the first day of the month that begins on or after the date 36 months after the Effective Date. In the event of a Liquidity Event (defined below), the Option shall fully vest simultaneously with such Liquidity Event unless such Liquidity Event is as part of an Adjusting Event (defined in Section 5 below) with the intent of facilitating a public offering of securities of the Company. For purposes of this Agreement a “Liquidity Event” means (i) any transaction or series of related transactions by the Company or its equity holders in which a majority of the voting power of the members is transferred to one or more persons who were not previously equity holders of the Company, (ii) any merger or consolidation of the Company with or into any other entity, after which the members of the Company do not hold, either directly or indirectly, a majority of the voting equity of the surviving entity, or (iii) a sale of all or substantially all of the operating assets of the Company.

4.       TRANSFERABILITY. This Agreement and any rights hereunder shall be nontransferable and nonassignable by Recipient, except that it may be transferred in the event of Recipient’s death to Recipient’s heirs.

5.       ADJUSTMENT OF UNITS. In the event of any recapitalization, reclassification, split-up or consolidation of, or other change in, the Units, or an exchange of the outstanding Units of the Company, in connection with a merger, consolidation, reincorporation or other reorganization of the Company for a different number of Units or for shares of stock or other securities of the Company or for Units or other securities of the other company (an “Adjusting Event”), then the Board of Directors shall, in such manner as they shall determine in their sole discretion, appropriately adjust the number of the Option Units or the number of Units or other securities that shall then be subject to this Option and/or the Exercise Price per Unit or share that must be paid thereafter upon exercise of this Option and may, in such manner as they shall determine in their sole discretion, modify this agreement to take into account the new structure and entity, including, without limitation, potentially binding the Option under an option plan as then approved or placing restrictions on the sale and/or registration of securities acquired under this Agreement.

6.       INVESTMENT REPRESENTATION. Recipient hereby represents, warrants and agrees that:

(a)       He understands the offer of Units under this Agreement is made pursuant to a claim of exemption from the registration provisions of the Securities Act of 1933, as amended (the “Act”) and applicable state securities law;

(b)       The Company is not obligated to issue Units upon exercise of this Option until there has been compliance with any Federal or state laws or regulations that the Company may deem applicable;

(c)       The Option Units will be purchased for his own account for investment purposes only and not with a view to resale or distribution thereof;

(d)       The Option Units may be unregistered and, if so, will be required to be held indefinitely, unless such Units are subsequently registered or an exemption from registration is then available; and

(e)       The Company is under no obligation to register the Option Units, to comply with any such exemption or to supply Recipient with any information necessary to enable him to make routine sales of such Units under Rule 144 or any other rule or regulation of the Securities and Exchange Commission.

7.       NO RIGHTS AS MEMBER OR TO EMPLOYMENT. The Recipient shall not have any interest in or membership rights with respect to any Units that are subject to this Option until such Units have been issued and delivered to Recipient pursuant to the exercise of this Option. Furthermore, this Option does not confer upon Recipient any rights of employment with the Company, including without limitation any right to continue in the employ of the Company, nor does it affect the right of the Company to terminate the services provided by Recipient as a Director of the Company at any time, with or without cause, or to continue or alter the terms of such services.

8.       DRAG-ALONG PROVISIONS. The Company shall have the right, but not the obligation, to “call”, effective immediately prior to a Liquidity Event (defined below), any and all unexercised portions of the Option, as fully vested in accordance with Section 3 above, and to issue, subject to all terms and conditions of the Operating Agreement, to Recipient such Units to which Recipient would be entitled upon Recipient’s exercise of the fully vested Option. Upon the Company’s exercise of such call right, the Exercise Price under this Agreement for such Units shall be immediately due and payable to the Company, and the Company shall be entitled (i) to deduct such price from any amounts due to Recipient or (ii) to effect a redemption of such number of Units at fair market value (reasonably determined in the discretion of the Board of Directors) as shall be necessary to pay such purchase price. Notwithstanding any other provision of this Agreement, the purchase price of Units issued upon exercise of the Company’s call right shall be no greater than the fair market value of such Units. The Recipient agrees to execute such documentation as is reasonably requested to document the issuance of Units to Recipient, including, but not limited to, the Operating Agreement then in effect.

9.       WITHHOLDING TAXES. As a condition of exercise of this Option, the Company may, in its sole discretion, withhold or require Recipient to pay or reimburse the Company for any taxes which the Company determines are required to be withheld in connection with the grant or any exercise of this Option. The Recipient understands that the Option granted hereunder does not qualify for favorable tax treatment under Section 422 of the Internal Revenue Code as an “incentive stock option.”

10.       HEIRS AND SUCCESSORS. This Agreement and all terms and conditions hereof shall be binding upon the Company and its successors and assigns, and upon Recipient and his or her heirs, legatees and legal representatives.

11.       GOVERNING LAW. This Agreement shall be interpreted, governed, and enforced in accordance with the laws of the Commonwealth of Virginia, notwithstanding its choice of law principles. The invalidity or unenforceability of any portion hereof shall in no way affect the validity or enforceability of any other portion of this Agreement, and any portion held to be invalid or unenforceable shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Recipient has executed this Agreement, all as of the date and year first above written.

ADial Pharmaceuticals, LLC		Recipient

By:		By:
	William B. Stilley, CEO		[NAME]

Exhibit A

Option Exercise Letter

_____________, 20__

ADial Pharmaceuticals, L.L.C.

204 E. High St.

Charlottesville, VA 22902

Attention: CEO

Gentlemen:

In connection with my purchase of ______________ membership units (the “Units”) of ADial Pharmaceuticals, L.L.C., a Virginia limited liability company (the “Company”) pursuant and subject to the terms and conditions of the option agreement between me and the Company dated __________________, (the “Option Agreement”) and the Company’s Operating Agreement of __________________, as amended (the “Operating Agreement”), I am delivering this investment letter. Unless otherwise defined herein, capitalized terms used in this investment letter shall have the same meanings ascribed to them in the Operating Agreement.

In connection with my acquisition of Units in the Company, I represent and warrant the following:

(1)       I understand that by virtue of this investment, I will have acquired a Membership Interest in the Company. Furthermore, I acknowledge that I have received a copy of the Operating Agreement and agree to be bound by the terms and conditions therein.

(2)       I have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of this investment and understand and acknowledge that my rights and privileges with respect to the Units, including, without limitation, any rights to transfer the Units, are all subject to the provisions of the Articles of Organization and the Operating Agreement of the Company, as the same may be amended from time to time.

(3)       I understand that this investment involves a high degree of risk because the Company has a limited operating history and that there is no guarantee of profitability or continued operation of the Company.

(4)       I am acquiring the Units pursuant to the terms of the Option Agreement entered into in connection with my serving as a Director of the Company. I acknowledge that I am able to bear the economic risk of this investment, and that I might have to hold the Units for an indefinite period of time, since the Units have not been registered. Furthermore, I acknowledge that I might have to bear a complete economic loss, in the event that the business does not succeed.

(5)       In making my decision to acquire Units of the Company, I have relied upon independent investigations made by me. I have taken the opportunity to examine any and all documents and, to the extent I have deemed necessary, to ask pertinent questions and receive answers, concerning the terms and conditions of my acquisition of such Units or any other matter pertaining to such investment, and to obtain any additional information necessary to verify the accuracy of the information given to me.

Exhibit A

(6)       I understand that the Units will not be registered under the Securities Act of 1933, as amended (the “Act”), and that the Units that I acquire cannot be sold to any person except pursuant to the terms of the Operating Agreement and in full compliance with all applicable federal and state securities laws.

(7)       I understand that no federal or state agency has passed upon the Units or made any finding or determination concerning the fairness of this investment.

(8)       I am acquiring the Units for my own investment account and have no intention, agreement or arrangement to redistribute, divide, assign or transfer the Units or to sell them to any other person.

(9)       I have reviewed with my own tax advisors the immediate and prospective federal, state, local and foreign tax consequences of this investment, and I am relying solely on the statements of such advisors and not on the statements or representations of the Company or any of its agents with respect to such tax consequences or any other matter. I have not relied on any advice given by the Company’s legal counsel.

(10)       I have adequate net worth and means of providing for my current and future needs and possible contingencies and have no need for liquidity in this investment. My commitment to investments that are not readily marketable is not disproportionate to my net worth and my investment in the Units covered by this letter and will not cause my overall commitment to become excessive.

(11)       The foregoing representations and warranties shall survive my acquisition of the Units in the Company, and I agree to indemnify and hold harmless the Company and its directors, officers, agents and representatives, for and from any and all losses, liabilities, claims, damages and expenses, including, without limitation, attorneys fees and dispute costs, caused by my breach of any agreement, representation or warranty contained herein or as a result of the reliance of the Company or any other indemnities on such agreement, representation or warranty.

Sincerely,

Signature:

Printed Name:

Exhibit B

ADIAL PHARMACEUTICALS, L.L.C.

MEMBER SIGNATURE PAGE

In consideration for the sale of LLC Units in ADial Pharmaceuticals, L.L.C., a Virginia limited liability company (the “LLC”), by the LLC to the undersigned, the undersigned hereby approves and consents to, and agrees to be bound by, the terms of that certain operating agreement of the ADial Pharmaceuticals, L.L.C. effective _________________, as may be amended and/or restated from time to time (the “Operating Agreement”) and concurrently herewith enters into the Operating Agreement with all existing members of the LLC by executing and delivering to the LLC this Member Signature Page.

Upon the undersigned’s execution and delivery of this Member Signature Page, the undersigned’s delivery of all monies and/or other items required by management of the LLC, and acceptance of this Member Signature Page by the LLC, the undersigned shall become a Member of the LLC.

If the undersigned is purchasing LLC Units jointly with another, all such joint owners must execute this Member Signature Page.

Effective Date: ________________, 2017.

Member Name:	Co-Member Name (if applicable):

Signed:	Signed:
Print:	Print:
Title (if required):	Title (if required):

Fed. Tax ID/Social Security Number	Fed. Tax ID/Social Security Number

Address:	Address:

Email Address:	Email Address:

Accepted on behalf of ADial Pharmaceuticals, L.L.C.

By:
William B. Stilley
CEO